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                                                                   EXHIBIT 11.1

                        DENAMERICA CORP. AND SUBSIDIARIES
              Statement re: computation of per share income (loss)
                 (In thousands, except share and per share data)
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
                                                              Period Ended
                                                    ----------------------------------
Description                                         June 28, 1995        July 3, 1996
- -----------                                         --------------      --------------
                                                       (26 weeks)          (27 weeks)
Income before extraordinary item                      $       427         $        20
Extraordinary item - loss on extinguishment of debt          --                  (497)
                                                      -----------         -----------
Net income (loss)                                             427                (477)
Less:  Preferred stock dividend and accretion                (286)               (149)
                                                      -----------         -----------
Net income (loss) applicable to common shareholders   $       141         $      (626)
                                                      ===========         ===========

Income (loss) before extraordinary item per
  common and common equivalent share                  $       .02         $      (.01)
Extraordinary item - loss on extinguishment
  of debt per common and common equivalent share             --                  (.05)
                                                      -----------         -----------
Net income (loss) per common and common
  equivalent share                                    $       .02         $      (.06)
                                                      ===========         ===========
Weighted average common and common equivalent
   shares outstanding                                   6,937,500          10,293,000
                                                      ===========         ===========
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